POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

Randall Gausman, hereinafter referred to as Principal, in the County of Santa
Clara, State of California, does hereby appoint David Achterkirchen, Robert
Durstenfeld, and Uma Sridhar, and each of them, acting singly, his true and lawful attorneys.

In Principal's name, and for Principal's use and benefit, each of said attorneys, acting singly, is authorized hereby;

(1) To prepare and file, on Principal's behalf, all reports (electronic or paper) required to be filed by Principal under Section 16 of the Securities
Exchange Act of 1934; and
(2) To prepare and file, on Principal's behalf, any and all supporting documents
(electronic or paper) that Principal may require in order to prepare and file all reports required to be filed by Principal by Section 16 of the Securities
Exchange Act of 1934.

Giving and granting to said attorneys, and each of them, acting singly, full power and authority to do all and every act and thing whatsoever requisite and necessary to be done relative to any of the foregoing as fully to all intents and purposes as Principal might or could do if personally present.

All that said attorneys, and any of them, acting singly, shall lawfully do or cause to be done under the authority of this Power of Attorney is expressly approved.

Dated: May 4, 2009             ____/s/Randall Gausman____
                      Randall Gausman